FOR IMMEDIATE RELEASE

CPI AERO NAMES MICHAEL FABER TO ITS BOARD OF DIRECTORS

Edgewood, N.Y., August 15, 2013 - CPI Aerostructures, Inc. (CPI Aero®) (NYSE MKT: CVU) today announced that it has named Michael Faber to its Board of Directors, enlarging the Board to six members.

Mr. Faber is a corporate executive, family office advisor, and attorney with over 20 years of experience investing in, operating and advising both large multi-national and emerging growth companies in a variety of industries. Currently, Mr. Faber is chief executive officer of NextPoint Management Company, Inc., an investment and strategic advisory firm, advising family offices on a variety of issues, including family office management, asset manager selection and oversight, direct investing and trust and estates.  Additionally, Mr. Faber currently serves as a senior advisor to a family office with more than $2 billion in assets, and as a senior advisor to Akerman Senterfitt, a national law firm with more than 550 attorneys.

From 1990 to 2008, Mr. Faber was a General Partner of the NextPoint and Walnut family of investment funds, focusing on private equity, venture capital and structured investments, where he managed three funds and invested in more than 90 companies.  Previously, Mr. Faber was of counsel to the law firm of Mintz Levin, an attorney with the law firm of Arnold & Porter, and a senior consultant to The Research Council of Washington, the predecessor to The Corporate Executive Board Company.  During his career,  Mr. Faber has served on audit and compensation committees for a number of companies.

Mr. Faber is an honors graduate and John M. Olin Fellow of the University of Chicago Law School and attended Johns Hopkins University and the State University of New York.

Edward Fred, President and CEO of CPI Aero, stated, “We are very pleased to have Michael join our Board.  We believe that his extensive experience in finance, advising numerous growth businesses and corporate law will greatly benefit CPI Aero and will be extremely valuable to us as we pursue the continued growth of our business. We look forward to benefiting from his counsel.”

About CPI Aero
CPI Aero is a U.S. manufacturer of structural aircraft parts for fixed wing aircraft and helicopters in both the commercial and defense markets.  Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers.  CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force.   In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.  Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the  MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, the E-3 Sentry AWACS jet, the Embraer Phenom 300 light business jet and the New Cessna Citation X.  CPI Aero is included in the Russell MicroCap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2012 and Forms 10-Q for the quarters ended March 31 and June 30, 2013.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Cheif Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com